Exhibit 10.7.2
SCOTT A. DAVIS
FIRST AMENDMENT TO SEVERANCE AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is dated as of December 1, 2011, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Scott A. Davis (the “Executive”).
A.The Company and the Executive are parties to a Severance Agreement (the “Original Agreement”), dated as of March 31, 2009.
B.The parties desire to amend the Original Agreement to (i) modify certain provisions related to the death or disability of Executive, and (ii) add the LLC as a party to the agreement so that references to Executive’s employment by and services for the Company shall also include Executive’s services for the LLC.
Accordingly, the parties hereto agree as follows:
1.    Section 2.5 is hereby amended to add subsection (d) as follows:
(d)    Notwithstanding anything to the contrary in this Section 2.5, in the event of (1) Executive’s death while employed pursuant to this Agreement, or (2) Executive’s employment is terminated based on Executive’s Disability, all stock options, common stock subject to forfeiture, restricted stock units and other equity awards held by Executive at the time of his/her termination of employment that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from such repurchase restrictions as of the Release Date.
2.    Section 3.1 of the Original Agreement is hereby amended and restated as follows:
3.1    Position. Subject to the terms set forth herein, the LLC (or the Company, either directly or through one of its subsidiaries) agrees to employ Executive, initially in the position of Executive Vice President of Operations, and Executive hereby accepts such employment. During the term of Executive’s employment with the LLC (or the Company, or one of its subsidiaries), Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the LLC, the Company and its subsidiaries. References in this Agreement to Executive’s employment with the LLC also refer to Executive’s employment with the Company or one of its subsidiaries, if applicable. In no event shall the prior sentence prohibit Executive from (i) performing charitable activities; (ii) delivering lectures at educational institutions or professional or corporate associations, or (iii) any other activity approved in advance by the Company’s Chief Executive Officer (“CEO”), so long as such activities do not contravene the prior sentence. Without the prior approval of the Board, Executive shall not serve in any executive capacity or as a member of the governing board of any private or public for-profit company.
3.    Unless specifically modified herein, all other terms and conditions of the Original Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
DUPONT FABROS TECHNOLOGY, INC.

By:         /s/ Hossein Fateh
Name: Hossein Fateh

Title:	President and Chief Executive Officer

DF PROPERTY MANAGEMENT LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

By:	DuPont Fabros Technology, Inc.,
its General Partner

By:     /s/ Hossein Fateh
Name: Hossein Fateh

Title:	President and Chief Executive Officer

/s/ Scott A. Davis
Scott A. Davis